Exhibit 2.1

EXECUTION VERSION

Agreement and plan of MERGER

by and among

AMI Parent Holdings LLC,

AMI Merger Corporation

and

AMERICAN MEDIA, INC.

dated as of

August 15, 2014

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EXHIBITS

Exhibit A	Certificate of Merger

Exhibit B	Amended and Restated Certificate of Incorporation of Surviving Entity

Exhibit C	Amended and Restated Bylaws of Surviving Entity

Exhibit D	Form of Confidentiality Agreement

Exhibit E	Release

Exhibit F	Approved Sale Notice

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AGREEMENT and Plan of merger

This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 15, 2014, by and among AMI Parent Holdings LLC, a Delaware limited liability company, (“Parent”), AMI Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and American Media, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 7.01 hereof.

RECITALS

A.	Merger Sub has been formed by Parent to merge with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement.

B.	The Company’s board of directors, at a meeting duly called and held, has duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the Transactions by the Company, (ii) approving and declaring advisable this Agreement, the Merger and the other Transactions and (iii) declaring that the terms of this Agreement, the Merger and the other Transactions, on the terms and subject to the conditions set forth herein, are in the best interests of the stockholders of the Company.

C.	The sole shareholder of Parent and the board of directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the Merger and the other Transactions.

D.	The Parties desire to make certain representations and warranties and other agreements in connection with the Transactions.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, each Party agrees as follows:

Article I
The merger

Section 1.01 The Merger . At the Effective Time, and upon the terms of and subject to this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), Merger Sub’s separate existence will cease, and the Company will continue as the surviving entity and as a wholly-owned Subsidiary of Parent. The Company as the surviving entity after the Merger is sometimes referred to as the “Surviving Entity.”

Section 1.02 Closing.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) of the Transactions shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, no more than three (3) Business Days after satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions), or at such other time or place as the Parties may agree. The date of the Closing is referred to as the “Closing Date.”

(b)      Immediately after the Closing, the Parties will cause the Merger to be consummated by causing a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit A hereto, meeting the requirements of the DGCL, to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The date and time the Merger becomes effective as specified in the Certificate of Merger or as otherwise provided in accordance with the DGCL is referred to as the “Effective Time.”

Section 1.03 Effect of the Merger.

(a)      At the Effective Time, the effect and consequence of the Merger will be as provided in this Agreement and the DGCL. At the Effective Time, all of the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become the Surviving Entity’s debts, liabilities, obligations and duties.

(b)      At and as of the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the amended and restated certificate of incorporation attached hereto as Exhibit B and, as so amended, will be the Surviving Entity’s certificate of incorporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law. At and as of the Effective Time, the bylaws of the Company shall be amended to read in its entirety as the amended and restated bylaws attached as Exhibit C and, as so amended, will be the bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c)      At and as of the Effective Time, by virtue of the Merger, without any action on the part of the Parties or of any holder of Company Common Stock and other than as provided for in Section 1.03(d) and Section 1.03(e) below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any shares of restricted stock of the Company, will be converted into the right to receive $0.1795 per share in cash (the “Merger Consideration”), and each such share of Company Common Stock will be cancelled and retired and cease to exist.

(d)      At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(e)      At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or of any holder of the Equity Interests of Merger Sub, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Entity’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Entity’s common stock.

(f)      The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity from and after the Effective Time, and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Organizational Documents of the Surviving Entity or as otherwise provided by the DGCL. The directors of Merger Sub (as well as the Chief Executive of the Company) immediately prior to the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time, and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the Organizational Documents of the Surviving Entity or as otherwise provided by the DGCL.

Section 1.04 Exchange of Certificates and Payment for Shares.

(a)      Prior to the Effective Time, the Company shall designate a bank, trust company or other entity reasonably acceptable to Parent to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive for the benefit of holders of shares of Company Common Stock, an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Closing (the “Aggregate Merger Consideration”) to which holders of shares of Company Common Stock shall become entitled pursuant to Section 1.03(c). Immediately prior to the Closing, Parent shall deposit (or cause to be deposited) the Aggregate Merger Consideration in cash with the Paying Agent. The cash deposited with the Paying Agent pursuant to this Section 1.04(a) shall hereinafter be referred to as the “Payment Fund.” Pending distribution of the Payment Fund pursuant to Section 1.03(c), the Payment Fund shall be held in trust for the benefit of the holders of shares of Company Common Stock and shall not be property of the Company. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.03(c), except as provided in this Agreement.

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(b)      As soon as reasonably practicable after the Effective Time (and in any event within two (2) Business Days thereafter), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of (i) an outstanding certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock or (ii) uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) which, in each case, were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 1.03(c), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 1.03(c). Upon surrender of a Certificate or Book-Entry Share to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate or Book-Entry Share shall receive in exchange therefor, and Parent shall cause the Paying Agent to promptly pay, the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share (subject to deduction for any required withholding Tax), and such Certificate or Book-Entry Share shall forthwith be canceled. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. In the event that the Merger Consideration is to be paid to a Person other than the Person in whose name any Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.04, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender or transfer, the Merger Consideration payable in respect of shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 1.03(c), without any interest thereon. The Merger Consideration paid with respect to any share of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such share of Company Common Stock and Parent shall have shall not be liable to any stockholder of the Company with respect to payment of Merger Consideration or otherwise in respect of Company Common Stock.

(c)      From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Section 1.04(c).

(d)      The Paying Agent shall invest any cash included in the Payment Fund, pending its disbursement pursuant to this Section 1.04, as directed by Parent and only in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Certificates or Book-Entry Shares entitled to receive such consideration, and Parent shall promptly provide additional funds to the Paying Agent for the benefit of holders of Certificates and Book-Entry Shares in the amount of any such losses to the extent necessary for payment of the Merger Consideration.

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(e)      Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Section 1.04(e) shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration with respect to shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share, without interest.

(f)      If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 1.03(c) of this Agreement.

(g)      Each of Parent, the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to Holders of shares of Company Common Stock pursuant to this Agreement such Taxes as it is required to deduct and withhold with respect to the making of such payment under the Code. To the extent that amounts are so deducted and withheld by the Surviving Entity, Parent or the Paying Agent, as the case may be, such deducted and withheld amounts (i) shall be remitted by Parent, the Surviving Entity or the Paying Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Holders of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Entity or Paying Agent, as the case may be.

Section 1.05 Dividends and Distributions on Merger Consideration. No dividends or other distributions declared or made having a record date after the Closing Date will be paid to the holder of any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

Section 1.06 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur (other than the issuance of additional shares of Company Common Stock to the extent permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change, but in no event shall the aggregate Merger Consideration be increased.

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Article II
Representations and Warranties of the COMPANY

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Company to the Buyer Parties concurrently with the execution of this Agreement (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is readily apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty, other than any matters required to be disclosed for purposes of Sections 2.01, 2.03, 2.04, 2.12 and 2.20) (the “Company Disclosure Letter”), the Company hereby represents and warrants to each of the Buyer Parties as follows:

Section 2.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a)      The Company and each of the Company’s Subsidiaries (the Company, together with its Subsidiaries, the “Acquired Companies”) is a corporation, limited liability company or other legal entity duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      Section 2.01(b)(i) of the Company Disclosure Letter is a true and complete list of the Subsidiaries of the Company as of the date hereof and the jurisdiction of organization or formation of each Subsidiary. Section 2.01(b)(ii) of the Company Disclosure Letter sets forth (i) the number and type of any Equity Interests of each Subsidiary that are outstanding as of the date hereof and (ii) the name of and amount owned by, directly or indirectly, each holder thereof. All of the outstanding Equity Interests of each Subsidiary of the Company have been duly authorized, validly issued, were issued free of pre-emptive or similar rights and are fully paid and non-assessable, and are free and clear of all Restrictions, including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests, except for any Restrictions (A) imposed by applicable federal or state securities Laws or (B) arising pursuant to the Charter Documents of any Subsidiary of the Company. Each of the Charter Documents of each Subsidiary of the Company is in full force and effect, and no other organizational documents are applicable to or binding upon any of the Acquired Companies. None of the Acquired Companies is in violation of any of the provisions of its Charter Documents. Except for the Equity Interests of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in, or any Equity Interests convertible into or exercisable or exchangeable for Equity Interests in, any Person. Neither the Company nor any of its Subsidiaries are subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any of its Subsidiaries or any other Person.

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Section 2.02 Authority; Non-Contravention; Governmental Consents.

(a)      The Company has all requisite power and authority to enter into and to perform its obligations under the Transaction Documents and to consummate the Transactions. The Company Board at a duly held meeting in an affirmative vote of those directors present (which directors constituted a quorum) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”), (iv) directed that such matter be submitted for a vote of the stockholders of the Company in the Consent Solicitation, and (v) assuming that the representations of Parent and Merger Sub set forth in Section 3.06 are correct, taken all necessary actions so that the restrictions in Takeover Statutes are not applicable to the Company, Parent, Merger Sub or their Affiliates, or this Agreement or the transactions contemplated hereby (including the Merger). The execution and delivery of the Company of each of the Transaction Documents and any other agreements, documents and instruments to be executed and delivered by the Company in connection with this Agreement, and the consummation by the Company of the Transactions, have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of and of the Transaction Documents or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the “Required Stockholder Vote”)). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by the Buyer Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity. When signed, each of the Transaction Documents and the other agreements, documents, certificates, and instruments to be executed and delivered by the Company in connection with this Agreement or any of the Transaction Documents and any of the Transactions shall have been duly executed and delivered by the Company and shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)      Assuming the receipt of the Required Stockholder Vote, the execution, delivery and performance of this Agreement by the Company, and, the execution, delivery and performance of any of the other Transaction Documents and the consummation of the Transactions by the Company, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of any Acquired Company; (ii) conflict with or violate any Law applicable to any Acquired Company or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Company Material Contract to which any Acquired Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of any Acquired Company, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Consents required under the Debt Documents as a result of the Transactions have been obtained.

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(c)      No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), of any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of any of the Transaction Documents and any of the Transactions, except for (i) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (ii) the filing of a Certificate of Merger as required by the DGCL; and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.03 Capitalization.

(a)      The authorized capital stock of the Company consists of: (i) Fourteen Million (14,000,000) shares of common stock, par value $0.0001 per share (the “Company Common Stock”) and (ii) One Million (1,000,000) shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”). As of the date of this Agreement, (x) 11,171,718 shares of Company Common Stock were issued and outstanding, (y) 432 shares of Company Common Stock were issued and held by the Company in its treasury and (z) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding Company Securities are duly authorized and validly issued, fully paid and non-assessable and, except for the Stockholders’ Agreement, there are no subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements, rights to acquire, obligations to issue or commitments or any other Restriction of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any Company Securities. No Subsidiary of the Company owns any shares of Company Securities.

(b)      An aggregate of 1,611,111 shares of Company Common Stock were authorized pursuant to Company Stock Awards granted under the American Media, Inc. Equity Incentive Plan (the plan referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”). No Company Stock Options have been granted or are outstanding. Section 2.03(b) of the Company Disclosure Letter sets forth as of the close of business on the date immediately prior to the date hereof a list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (C) the exercise price, purchase price or similar pricing of such Company Equity Award, (D) the date on which such Company Equity Award was granted or issued, and (E) the applicable vesting schedule, including any performance conditions, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof.

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(c)      Except for the Company Stock Plans, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding (A) securities of any Acquired Company convertible into or exchangeable for shares of capital stock of the Company, (B) options, warrants or other agreements or commitments to acquire from any Acquired Company, or obligations of any Acquired Company to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company (the items in clauses (A), (B) and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(d)      There are no outstanding Contracts requiring any Acquired Company to repurchase, redeem or otherwise acquire any Company Securities. None of the Acquired Companies is a party to any voting agreement with respect to any Company Securities.

Section 2.04 SEC Filing. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since October 1, 2012 (the “Company SEC Documents”). As of their respective filing dates (or, if amended by a subsequent filing, as of the date of the last such amendment prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended by a subsequent filing, as of the date of the last such amendment prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. There are no material outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents.

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Section 2.05 Financial Statements. Each of the financial statements (including, in each case, any notes and schedules thereto) contained or incorporated by reference in the Company SEC Documents complied in all material respects with the rules and regulations of the SEC as of the date of the filing of such reports, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and fairly presents in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulation S-X and (ii) normal, recurring year-end adjustments. The consolidated balance sheet included in the Company’s unaudited consolidated financial statements for the year ended March 31, 2014 is referred to herein as the “Company Balance Sheet.” No financial statements of any Person other than the Subsidiaries of the Company are, or, since January 1, 2011 have been, required by GAAP to be included in the consolidated financial statements of the Company. Since January 1, 2011, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

Section 2.06 Undisclosed Liabilities. None of the Acquired Companies has any Liabilities of the type required to be reflected as Liabilities on a balance sheet prepared in accordance with GAAP, other than Liabilities that (i) are set forth and recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the Transactions or (iv) are set forth in Section 2.06 of the Company Disclosure Letter.

Section 2.07 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of each of the Acquired Companies has been conducted in the ordinary course of business and there has not been or occurred any material loss, damage or destruction to, or any material interruption to the use of, any of the assets of any of the Acquired Companies (whether or not covered by insurance).

Section 2.08 Taxes.

(a)      Each of the Acquired Companies has duly and timely filed or caused to be filed (taking into account any extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by any Acquired Company have been paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Acquired Companies through the date of such financial statements. None of the Acquired Companies has incurred any liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

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(b)      Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)      There are no Liens for Taxes upon the assets of any Acquired Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(d)      No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against any Acquired Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending or that have been threatened in writing with respect to any Taxes of any Acquired Company.

(e)      No claim has ever been made in writing by any taxing authority in a jurisdiction where the Acquired Companies do not file Tax Returns that any Acquired Company is or may be subject to Tax in that jurisdiction.

(f)      None of the Acquired Companies has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(g)      None of the Acquired Companies (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group of which the Company was the common parent), (ii) has any liability for Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 or Section 1.1502-78 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(h)      None of the Acquired Companies has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i)      The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

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(j)      Without regard to this Agreement, none of the Acquired Companies has undergone an “ownership change” within the meaning of Section 382 of the Code since January 1, 2011.

(k)      None of the Acquired Companies has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(l)      None of the Acquired Companies has been a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)      None of the Acquired Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the last two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

Section 2.09 Intellectual Property.

(a)      Section 2.09(a) of the Company Disclosure Letter contains a true and complete list of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b)      An Acquired Company is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use, all material Intellectual Property used or held for use in or necessary for the conduct of the business of the Acquired Companies as currently conducted and contemplated (“Company IP”), free and clear of all Liens other than Permitted Liens.

(c)      The Acquired Companies’ rights in the material Company-Owned IP are valid, subsisting and enforceable. Each of the Acquired Companies has taken reasonable steps to maintain the Company IP, subject to sound business judgment, and to protect and preserve the confidentiality of all material Trade Secrets included in the Company IP.

(d)      Section 2.09(d) of the Company Disclosure Letter contains a complete and accurate list of all Company IP Agreements resulting in payment or receipt of royalties in excess of $250,000, other than shrinkwrap, clickwrap or other similar licenses for commercially available off-the-shelf Software that (1) has not been modified or customized by a third party for any Acquired Company, including “software as a service (SaaS)” and (2) is available for licensing for no more than $50,000 on an aggregate basis. Subject to the receipt of any necessary consents, the consummation of each of the Transactions will not result in the loss or impairment of any rights of any Acquired Company under any of the Company IP Agreements.

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(e)      To the Company’s Knowledge, no third party is infringing upon, violating or misappropriating any material Company IP.

(f)      There are no Legal Actions pending or, to the Company’s Knowledge, threatened: (i) alleging any material infringement, misappropriation or violation of the Intellectual Property of any Person by any Acquired Company; (ii) challenging the validity, enforceability or ownership of any material Company-Owned IP or any Acquired Company’s rights with respect to any material Company IP. The Acquired Companies are not subject to any outstanding Order that materially restricts or impairs the use of any Company IP. To the Company’s Knowledge, the conduct of the business of the Acquired Companies as currently conducted and contemplated does not infringe upon, violate or misappropriate any Intellectual Property or other proprietary rights of any third party.

(g)      The Acquired Companies have a privacy policy (the “Privacy Policy”) regarding the collection and use of information collected from any person that, alone or in combination with other information held by the Acquired Companies, allows the identification of or contact with a natural person or can be used to identify a natural person (the “Personal Data”).  The Acquired Companies are in compliance in all material respects with all applicable Laws regarding the collection, use and protection of Personal Data and with the Privacy Policy, and to the Company’s Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Acquired Companies. The Acquired Companies have taken commercially reasonable steps to ensure that the Personal Data is protected against loss and against unauthorized access or other misuse.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement do not violate the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by the Acquired Companies and, upon Closing, the Acquired Companies will continue to own all such Personal Data and continue to have the right to use such Personal Data on the same terms and conditions as the Acquired Companies enjoyed immediately prior to the Closing.  To the Company’s Knowledge, no suit, action, proceeding, arbitration, claim, review or investigation is pending or threatened against the Acquired Companies relating to the collection or use of Personal Data.

Section 2.10 Compliance; Permits.

(a)      Each of the Acquired Companies is and, since January 1, 2011, has been in compliance with, all Laws or Orders applicable to any Acquired Company or by which any Acquired Company or any of their respective businesses, assets or properties is bound in all material respects. Since January 1, 2011, no Governmental Entity has issued any notice or notification stating that any Acquired Company is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; to the Company’s Knowledge, no Governmental Entity has threatened to issue any such notice or notification since January 1, 2011.

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(b)      The Acquired Companies hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all material permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”). All material Permits of the Acquired Companies are in full force and effect, and no suspension or cancellation of any material Permits of any Acquired Company is pending or, to the Company’s Knowledge, threatened. Each of the Acquired Companies is and, since January 1, 2011, has been in compliance with the terms of all Permits in all material respects.

Section 2.11 Litigation. As of the date of this Agreement, there is no claim, action, suit, arbitration, proceeding or governmental investigation (each, a “Legal Action”), pending, or to the Company’s Knowledge, threatened against any Acquired Company or any of their respective properties or assets or, to the Company’s Knowledge, any executive officer or director of any Acquired Company in their capacities as such, in each case by or before any Governmental Entity (and, to the Company’s Knowledge, there is no basis for any such Legal Action), other than any such Legal Action that (a) does not involve an amount in controversy that is material to the Acquired Companies, taken as a whole, and (b) does not seek material injunctive or other material non-monetary relief. No Acquired Company is subject to any material order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent. To the Company’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Company’s Knowledge, threatened.

Section 2.12 Brokers’ and Finders’ Fees. Except for fees to J.P. Morgan Securities LLC and Moelis & Company LLC, none of the Acquired Companies has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the Transactions. The Acquired Companies have furnished to the Buyer Parties or their Representatives true, correct and complete copies of engagement letters relating to any such services, and there have been no amendments or revisions to such engagement letters.

Section 2.13 Related Party Transactions. None of the Acquired Companies or, to the Knowledge of the Company, any of their respective officers, directors, employees or record or beneficial owners of five percent (5%) or more of any class of Company Securities, or to the Knowledge of the Company, any Affiliates (other than the Acquired Companies) of the Acquired Companies or any such officers, directors, employees or record or beneficial owners has any interest in any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies, or any of their respective assets or properties, are bound or affected, except for normal compensation for services as an officer, director or employee thereof. None of said Persons has any claim, charge, action or cause of action against any of the Acquired Companies. To the Knowledge of the Company, none of said Persons has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of any of the Acquired Companies, or in any supplier, distributor, or customer of the Acquired Companies, or any other relationship, Contract or understanding with the Acquired Companies, except as disclosed in the Company SEC Documents filed prior to the date hereof and except for rights under the Company Benefit Plans and the Company Equity Awards.

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Section 2.14 Employee Matters.

(a)      Section 2.14(a) of the Company Disclosure Letter sets forth (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit programs, policies, arrangements or payroll practices, including, without limitation, any such programs, policies, arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, death benefits, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, welfare benefits, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, sponsored, maintained or contributed to by the Acquired Companies or to which the Acquired Companies are obligated to contribute or have any Liability (contingent or otherwise) thereunder for current or former employees, directors or consultants of the Acquired Companies, maintained or sponsored by the Acquired Companies or to which the Acquired Companies or any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (an “ERISA Affiliate”) has contributed or has ever been obligated to contribute or has any Liability (contingent or otherwise) and (ii) all employment, change in control, retention, bonus, severance, termination, transaction, consulting and other similar agreements under which any director, or any current employee or consultant of the Acquired Companies that earns in excess of $250,000 per annum (each, a “Company Employee”) has any right to compensation or benefits ((i) and (ii) collectively, the “Employee Benefit Plans”).

(b)      Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or has any Liability (contingent or otherwise), or has within the past six (6) years maintained, sponsored, contributed to or has any Liability (contingent or otherwise), any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

(c)      Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and to the Company’s Knowledge, nothing has occurred with respect to the operation of any such Employee Benefit Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d)      There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

(e)      There are no pending, or, to the Company’s Knowledge, threatened actions, claims or lawsuits which have been asserted or instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims), nor does the Company have Knowledge of facts which could form the basis for any such claim or lawsuit. No Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity within the last three (3) years.

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(f)      The Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Acquired Companies, or, to the Company’s Knowledge, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code. Other than with respect to the Company Stock Plan, no stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan. All material benefits, contributions and premiums required by and due under the terms of each Employee Benefit Plan or applicable Law have been timely paid or accrued, as applicable, in all material respects, in accordance with the terms of such Employee Benefit Plan, the terms of all applicable Laws and GAAP.

(g)      None of the Employee Benefit Plans provide retiree life, retiree health or other benefits except as may be required under COBRA or any similar state or local law and at the sole expense of the Company Employee. The Company and the ERISA Affiliates have at all times materially complied with the notice and health care continuation requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended.

(h)      Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or upon the occurrence of another event; (i) result in any payment becoming due to any employee (current, former or retired) of the Acquired Companies; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan; or (iv) constitute a “change in control” or similar event under any Employee Benefit Plan. Neither the execution of this Agreement nor the consummation of any of the Transactions will, either alone or in combination with any other event, result in “excess parachute payments” by the Acquired Companies within the meaning of Section 280G of the Code. No current or former employee, director, or consultant has or will obtain a right to receive a gross-up payment from the Acquired Companies with respect to any excise or additional taxes that may be imposed pursuant to Section 409A of the Code, Section 4999 of the Code or otherwise.

(i)      The Acquired Companies do not have any material Employee Benefit Plans that are subject to the Laws of a jurisdiction other than the United States.

Section 2.15 Employee Relations and Agreements.

(a)      Section 2.15(a) of the Company Disclosure Letter contains a list of all employment, change in control, retention, bonus, severance, termination, transaction, consulting and other similar agreements under which (i) any director or (ii) any current employee or consultant of the Acquired Companies that earns in excess of $250,000 per annum, has any right to compensation or benefits.

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(b)      The Acquired Companies are not a party to any collective bargaining agreement, works council, labor or other similar contract. (i) Each of the Acquired Companies is in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and terms and conditions of employment; (ii) there are no charges with respect to or relating to the Acquired Companies pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; (iii) none of the Acquired Companies are subject to any pending or, to the Company’s Knowledge, threatened labor strike, slowdown, work stoppage, lockout, or other organized labor disturbance; (iv) to the Company’s Knowledge, there is no pending or threatened attempt by any union to represent employees of the Acquired Companies as a collective bargaining agent; and (v) none of the Acquired Companies has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any Acquired Company and no such investigation is in progress.

(c)      (i) There is no Action pending nor, to the Company’s Knowledge, threatened nor, is there any other controversy, claim, hearing, investigation, charge, complaint, audit, notice or demand pending or to the Company’s Knowledge, threatened, in each case, between any Acquired Company and any of its employees or former employees; (ii) there is no Action pending before the U.S. Office of Contract Compliance Programs, the Wage and Hour Division of the U.S. Department of Labor (the “DOL”) or any other office of the DOL or any other governmental agency or authority relating to any employee; (iii) there is no local, state or federal wage and hour enforcement agency investigation against any Acquired Company and no claims or charges relating to wage and hour issues have been filed or to the Company’s Knowledge, threatened; (iv) no Acquired Company is bound by any consent decree or settlement agreement relating to employment decisions or relations with its employees, independent contractors or applicants for employment; and (v) no Occupational Safety and Health Administration investigations have been made of any of the Acquired Companies in the past three (3) years.

(d)      There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”)) with respect to any Acquired Company within the six (6) months prior to the date of this Agreement. To the extent that, after the Closing, Parent or the Surviving Entity operate the Company in substantially the same manner operated by the Company during the six-month period prior to the Closing, the Company or Surviving Entity will not incur any Liability under the WARN Act.

Section 2.16 Real Property Matters.

(a)      The Acquired Companies do not own any Owned Real Estate.

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(b)      Each of the Acquired Companies has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease, free and clear of any Liens other than Permitted Liens. Section 2.16(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of the Leased Real Estate, including with respect to each such Lease the date of such Lease and any amendments thereto. All material Leases of Leased Real Property and all amendments and modifications thereto are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and none of the Acquired Companies and, to the Company’s Knowledge, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any material Lease. None of the Acquired Companies has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has any Acquired Company entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Acquired Companies, taken as a whole, and that relates to the current or contemplated use or occupancy of all or any portion of the Leased Real Estate. None of the Acquired Companies or, to the Company’s Knowledge, any third party is in breach, or has received written notice of breach, under any material Lease.

Section 2.17 Property; Sufficiency of Assets. The Acquired Companies (i) have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property, Company IP and material tangible assets used in or necessary for the conduct of their business as currently conducted and as proposed to be conducted, including good and valid title to all real property, Company IP and material tangible assets reflected in the Company Balance Sheet as being owned by the Acquired Companies or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens, except Permitted Liens and (ii) are collectively the lessee of all property material to the business of the Acquired Companies which is purported to be leased by the Acquired Companies and are in possession of such properties. All material items of equipment and other tangible assets and the Company IP owned by or leased or licensed to the Acquired Companies are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted and is proposed to be conducted.

Section 2.18 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)      The Acquired Companies are, and have been, in compliance with, in all material respects, all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Acquired Companies as currently conducted.

(b)      To the Company’s Knowledge, none of the Acquired Companies has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of, arranged to be disposed of or released any Hazardous Material, except in compliance with Environmental Laws, at any Real Estate, or (ii) exposed any employee or any third party to any Hazardous Substances, in each case under circumstances reasonably expected to give rise to any Liability or obligation under any Environmental Law.

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(c)      None of the Acquired Companies has received written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement), and there is no Legal Action pending, or to the Company’s Knowledge, threatened against any Acquired Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, and to the Company’s Knowledge, there are no currently known conditions that would reasonably be expected to result in any material Liability pursuant to any Environmental Law. None of the Acquired Companies is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any Liability or obligation with respect to any of the foregoing.

Section 2.19 Material Contracts.

(a)      For purposes of this Agreement, “Company Material Contract” shall mean the following to which any Acquired Company is a party or any of the respective assets are bound (excluding any Leases):

(i)      any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)      any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (w) officer of an Acquired Company, (x) member of the Company Board or the board of directors of any Subsidiary, (y) independent contractor of an Acquired Company providing for annual payments in excess of two hundred fifty thousand dollars ($250,000), or (z) Company Employee providing for an annual base salary in excess of two hundred fifty thousand dollars ($250,000);

(iii)      any Contract providing for indemnification or any guaranty by any of the Acquired Companies, in each case that is material to the Acquired Companies, taken as a whole, other than (x) any guaranty by any of the Acquired Companies of any of the obligations of (A) any of the Acquired Companies or (B) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)      any Contract that purports to limit in any material respect the right of any Acquired Company (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v)      any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by any Acquired Company after the date of this Agreement of assets with a fair market value in excess of two hundred fifty thousand dollars ($250,000);

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(vi)      any Contract that contains any provision that requires the purchase of all of an Acquired Company’s requirements for a given product or service from a given third party, which product or service is material to the Acquired Companies, taken as a whole;

(vii)      any partnership, joint venture or similar Contract that is material to the Acquired Companies taken as a whole;

(viii)      any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of seven hundred fifty thousand dollars ($750,000), other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(ix)      any employee collective bargaining agreement or other Contract with any labor union;

(x)      all Contracts governing the distribution of the publications, subscription servicing, printing and any other material Contract governing the operations of any of the Acquired Companies under which any Acquired Company is obligated to make payment or incur costs in excess of seven hundred fifty thousand dollars ($750,000) in any year;

(xi)      any other Contract under which any Acquired Company is obligated to make payment or incur costs in excess of seven hundred fifty thousand dollars ($750,000) in any year and which is not otherwise described in clauses (i)–(x) above;

(xii)      any Company IP Agreement; or

(xiii)      any Contract which is not otherwise described in clauses (i)-(xii) above that is material to the Acquired Companies, taken as a whole, and listed on Section 2.19(b) of the Company Disclosure Letter.

(b)      Section 2.19(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts.

(c)      (i) All the Company Material Contracts are valid and binding on the applicable Acquired Company, enforceable against it in accordance with its terms, and is in full force and effect, (ii) none of the Acquired Companies or, to the Company’s Knowledge, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract, and (iii) none of the Acquired Companies or, to the Company’s Knowledge, any third party is in breach, or has received written notice of breach, of any Company Material Contract (nor to the Company’s Knowledge does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a default or breach).

Section 2.20 Takeover Statutes. The Acquired Companies have taken all action required to be taken by them (if any) in order to exempt this Agreement and the Transactions from the requirements of any Takeover Statutes or similar provision contained in the Acquired Companies’ Charter Documents.

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Section 2.21 Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of the Acquired Companies are listed on Section 2.21 of the Company Disclosure Letter. The Acquired Companies maintain insurance policies covering the Acquired Companies or their respective businesses, properties, assets, directors, officers or employees in such amounts and types providing reasonably adequate coverage against all risks customarily insured against by the Acquired Companies. All such policies are in full force and effect, no misrepresentations were made in connection with the applications for such policies, all premiums due thereon have been paid, and the Acquired Companies have complied in all material respects with the provisions of such policies. None of the Acquired Companies has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any Acquired Company that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by any Acquired Company, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

Section 2.22 Drag-Along Obligations. The Approved Sale Notice, in the form attached hereto as Exhibit F, was distributed in accordance with the provisions of the Stockholders’ Agreement on July 29, 2014.

Section 2.23 Representations Complete. Except as to those matters covered by the representations and warranties in this Agreement (a) THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) TO THE BUYER PARTIES AND (b) except in the case of fraud, the Company hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to the Buyer Parties or their Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer Parties by any Representative of the Company). Without limiting the foregoing, no other representation or warranty is made with respect to (i) the information included in any materials provided by the Company or its Representatives to the Buyer Parties or their Representatives, or any supplement or amendment thereof, such information being provided for the Buyer Parties’ convenience only, (ii) any projections, estimates or budgets delivered to or made available to the Buyer Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquired Companies or the future business and operations of the Acquired Companies or (iii) any other information or documents made available to the Buyer Parties or their respective Affiliates, counsel, accountants or other representatives or advisors with respect to the Acquired Companies, in each case, except as expressly set forth in this Agreement.

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Section 2.24 No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of the Buyer Parties, their Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Buyer Parties in this Agreement (as modified by the Buyer Disclosure Letter), or with respect to any other information provided to the Company in connection with the Transactions. The Company further represents that none of the Buyer Parties, their Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyer Parties or the Transactions not expressly set forth in this Agreement (as modified by the Buyer Disclosure Letter), and none of the Buyer Parties, their Affiliates or any other Person will have or be subject to liability to the Company or any other Person resulting from the distribution to the Company of, or their Representatives’ use of, any such information. The Company acknowledges that, in making the determination to proceed with the Transactions, the Company has relied on the results of its own independent investigation and the representations, warranties and covenants of the Buyer Parties.

Article III
Representations and Warranties of the Buyer Parties

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated the date of this Agreement and delivered by the Buyer Parties to the Company concurrently with the execution of this Agreement (it being agreed that disclosure of any information in a particular section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is readily apparent from the substance of the disclosure made as to matters and items which are the subject of the corresponding representation or warranty) (the “Buyer Disclosure Letter”), the Buyer Parties hereby, jointly and severally, represent and warrant to the Company as follows:

Section 3.01 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 3.02 Authority; Non-contravention; Governmental Consents.

(a)      Each of the Buyer Parties has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under each of the Transaction Documents and to consummate the Transactions. The execution and delivery of each of the Transaction Documents by each of the Buyer Parties and the consummation by the Buyer Parties of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of the Buyer Parties and no other corporate or limited liability company proceedings on the part of the Buyer Parties are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Buyer Parties and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity. When signed, each of the Transaction Documents and the other agreements, documents, certificates, and instruments to be executed and delivered by any of the Buyer Parties in connection with this any of the Transaction Documents and any of the Transactions shall have been duly executed and delivered by each of the Buyer Parties party thereto and shall constitute the valid and binding obligation of each of the Buyer Parties party thereto, enforceable against each such Buyer Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b)      The execution, delivery and performance of this Agreement by the Buyer Parties, and the execution, delivery and performance of the other Transaction Documents and the consummation of the Transactions by the Buyer Parties, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of any of the Buyer Parties; (ii) conflict with or violate any Law applicable to any of the Buyer Parties or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which any of the Buyer Parties or their Subsidiaries are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Buyer Parties, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any of the Buyer Parties’ ability to consummate the Transactions.

(c)      No Consent of any Governmental Entity is required to be obtained or made by any of the Buyer Parties in connection with the execution, delivery and performance by the Buyer Parties of any of the Transaction Documents or the consummation by any of the Buyer Parties of the Transactions, except for: (i) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country and (ii) the filing of a Certificate of Merger as required by the DGCL.

Section 3.03 Financial Capability. The Buyer Parties have sufficient funds to pay the Aggregate Merger Consideration and the other amounts to be paid by the Buyer Parties under this Agreement.

Section 3.04 Merger Sub. Merger Sub has been formed for the sole purpose of effecting the Transactions and, except as contemplated by this Agreement, has not conducted any business activities and does not have any liabilities.

Section 3.05 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of the Buyer Parties, threatened, Legal Action against the Buyer Parties or any of their Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon the Buyer Parties or any of their Subsidiaries, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Transactions.

Section 3.06 Ownership of Common Stock. As of the date hereof, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement. As of the date hereof, none of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

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Section 3.07 Solvency. Assuming (a) the satisfaction of the conditions to the Buyer Parties’ obligations to consummate the Transactions as set forth herein, (b) the accuracy of the representations and warranties of the Acquired Companies set forth in Article II hereof (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (c) the accuracy of all of the financial information concerning any of the Acquired Companies that has been provided to the Buyer Parties by the Company or its Representatives, and (d) the performance by the Company, Parent and Merger Sub of each of its obligations under this Agreement, immediately after giving effect to the consummation of the Transactions, the Buyer Parties will be solvent. As used herein, “solvent” means that the fair market value of the Buyer Parties’ assets, taken as a whole, will, as of such date, be greater than the amount that will be required to pay the probable liability of the Buyer Parties on its debts (without duplication) as such debts become absolute and matured.

Section 3.08 Representations Complete. Except as to those matters covered by the representations and warranties in this Agreement (a) EACH OF THE BUYER PARTIES MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER AND (b) each of the Buyer Parties hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to the Company (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any Representative of any of the Buyer Parties). Without limiting the foregoing, no other representation or warranty is made with respect to (i) the information included in any materials provided by any of the Buyer Parties, or any of their respective Representatives to the Company, or any supplement or amendment thereof, such information being provided for the Company’s convenience only, (ii) any projections, estimates or budgets delivered to or made available to the Company of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Acquired Companies or the future business and operations of any of the Acquired Companies or (iii) any other information or documents made available to the Company, or its Affiliates, counsel, accountants or other representatives or advisors with respect to the Acquired Companies, in each case, except as expressly set forth in this Agreement.

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Section 3.09 No Other Representations or Warranties. Notwithstanding anything contained in this Agreement to the contrary, the Buyer Parties acknowledge and agree that none of the Company, their Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in this Agreement (as modified by the Company Disclosure Letter), or with respect to any other information provided to the Buyer Parties in connection with the Transactions. The Buyer Parties further represent that none of the Company, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding the Acquired Companies or the Transactions not expressly set forth in this Agreement (as modified by the Company Disclosure Letter), and none of the Company, their Affiliates or any other Person will have or be subject to liability, other than in the case of fraud, to the Buyer Parties or any other Person resulting from the distribution to the Buyer Parties or their Representatives’ use of, any such information. The Buyer Parties acknowledge that they have conducted their own independent investigation of the Acquired Companies and, in making the determination to proceed with the Transactions, the Buyer Parties have relied on the results of their own independent investigation and the representations, warranties and covenants of the Company.

Article IV
Covenants

Section 4.01 Conduct of Business of the Company.

(a)      The Company shall and the Company shall cause each of the other Acquired Companies to, during the period from the date of this Agreement until the Closing (the “Pre-Closing Period”), except (i) as expressly contemplated by this Agreement or as set forth in Section 4.01 of the Company Disclosure Letter or (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i)      conduct its business in the ordinary course of business, and in compliance with all applicable Laws;

(ii)      use commercially reasonable efforts to preserve the goodwill of those having business relationships with it and to preserve, maintain and protect its assets;

(iii)      use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it and to continue its current activities relating to its business;

(iv)      promptly notify Parent in writing of the commencement or written threat of any Legal Action involving any Acquired Company with an amount in controversy over seven hundred fifty thousand dollars ($750,000) or any of the Transactions; and

(v)      use reasonable efforts consistent with past practice and policies to keep employed all its present officers and all of its employees earning at least two hundred fifty thousand dollars ($250,000) annually.

(b)      Without limiting the generality of the foregoing, during the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or as set forth on Section 4.01 of the Company Disclosure Letter, the Company shall not, and the Company shall cause each of the other Acquired Companies not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

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(i)      amend or propose to amend its or their Charter Documents;

(ii)      (A) split, combine or reclassify any Company Securities or any securities of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of other equity interests, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or any securities of any Subsidiary, or (C) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends or distributions from or among its direct or indirect wholly-owned Subsidiaries);

(iii)      issue, sell, pledge, grant, dispose of or encumber any Company Securities or any securities of any Subsidiary, other than the security interests pursuant to the Debt Documents as in effect on the date hereof;

(iv)      (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit any of the Acquired Companies from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)      enter into or amend, grant any waiver or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Real Estate hereunder;

(vi)      make, change or revoke any Tax election, change any method of Tax accounting, file any amended Tax Return or claim for Tax refund or settle or compromise any Tax audit or proceeding;

(vii)      make or agree to make any new capital expenditure or expenditures which exceed, in the aggregate, one million dollars ($1,000,000);

(viii)      merge or consolidate with, or purchase an equity interest in or the assets of, any corporation, partnership, association or other business organization or any division or business thereof other than transactions between or among the Company or any of its wholly owned Subsidiaries;

(ix)      (A) grant or announce or pay any increase in the salaries, bonuses or other benefits payable to any respective current or former directors, officers, employees or independent contractors, (B) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or other labor union contract or any Employee Benefit Plan, (C) take any action to accelerate any rights or benefits, or make any material determinations, or modify the funding practices or asset management strategies under or relating to any existing Employee Benefit Plan as of the date hereof, (D) grant or announce or pay any severance, change in control or termination pay or retention pay, or modifications thereto or increases thereof, if any, to any current or former director, officer, employee or independent contractor, other than, in each case, (X) as required by Law, (Y) pursuant to the current terms of any plans, programs or written agreements (that have previously been disclosed to Parent) existing on the date hereof or (Z) pursuant to any previously approved bonus and incentive programs for fiscal year 2014 set forth on the Company Disclosure Letter;

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(x)      (A) other than for borrowings under the Revolving Credit Agreement in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness, or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than any of the Acquired Companies;

(xi)      (A) cancel any material Liabilities owed to the Acquired Companies, or (B) waive, release, grant or transfer any right of material value;

(xii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Acquired Companies, other than such agreements entered into in the ordinary course of business consistent with past practice;

(xiii)      take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article V not being satisfied; or

(xiv)      agree or commit to do any of the foregoing.

Section 4.02 Employees; Benefit Plans.

(a)      During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Acquired Companies, as applicable, to provide the employees of the Acquired Companies who remain employed immediately after the Closing (collectively, the “Company Continuing Employees”) with base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding equity-based compensation and defined benefit pension benefits) that are, in the aggregate, substantially comparable to the base salary, target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding equity-based compensation and defined benefit pension benefits) provided by the Acquired Companies on the date of this Agreement.

(b)      Except as provided in Section 4.02(a) nothing in this Section 4.02 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate the employment of any individual or to amend or terminate any employee benefit plan, program, or arrangement. Nothing in this paragraph shall be interpreted to require Parent to provide for the participation of any Continuing Employee in any benefit plan of Parent or its Affiliates.

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(c)      This Section 4.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.02, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.02. Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 4.02 shall not create any right in any Company Employee or any other Person to any continued employment with the Company, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever.

Section 4.03 Directors’ and Officers’ Indemnification and Insurance.

(a)      All rights to indemnification for acts or omissions occurring at or prior to the Effective Time under the Charter Documents or indemnification Contracts of any Acquired Company or undertakings, each as in effect on the date of this Agreement, existing in favor of those Persons who are, or were, directors and officers of any Acquired Company at or at any time prior to the Effective Time (the “Indemnified Persons”) shall survive the Closing to the fullest extent permitted by DGCL. The Buyer Parties shall not make any amendment or modification to the Charter Documents of any Acquired Company that would be adverse to any Indemnified Person, or enter into any agreement that would have the effect of amending or modifying such Charter Documents in any manner that would adversely affect any Indemnified Person.

(b)      For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Entity (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Person for any reasonable and documented legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Indemnifying Parties’ receipt of an undertaking by such Indemnified Person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Law; provided, however, that the Indemnifying Parties will not be liable for any settlement effected without the Indemnifying Parties’ prior written consent (which consent shall not be unreasonably withheld or delayed). Indemnifying Parties hereby acknowledge that certain Indemnified Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Company or its affiliates (other than any Acquired Company) (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Indemnifying Parties hereby agree and acknowledge that (i) it is the indemnitor of first resort with respect to the Indemnified Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Indemnified Persons, as required by Law, the terms of the certificate of incorporation, the bylaws of the Company, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Indemnified Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Indemnifying Parties further agree that no advancement or payment by the Stockholder Indemnitors on behalf of the Indemnifying Parties with respect to any claim for which the Indemnified Persons have sought indemnification from the Indemnifying Parties shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Indemnified Persons against the Indemnifying Parties. These rights shall be a contract right.

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(c)      Parent shall purchase, or shall make arrangements for the Company to purchase, on or prior to the Effective Time, and the Company shall maintain, tail policies to the current directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company, which tail policies shall be effective from the Closing through and including the date six years after the Closing Date with respect to claims arising from acts or omissions occurring prior to the Effective Time; provided, that Parent may request that the Company obtain prior to the Effective Time such extended reporting period coverage under its existing insurance programs. Notwithstanding the foregoing, if the coverage described above cannot be obtained, or can only be obtained by paying aggregate premiums in excess of two hundred percent (200%) of the aggregate annual amount currently paid by the Company for such coverage, the Company shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to two hundred percent (200%) of the aggregate annual amount currently paid by the Company for such coverage.

(d)      In the event Parent, Merger Sub, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent, Merger Sub or the Company, as the case may be, shall assume all of the obligations set forth in this Section 4.03. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 4.03 is not prior to, or in substitution for, any such claims under any such policies.

(e)      This Section 4.03 shall survive the consummation of the Transactions and continue in full force and effect and is intended to benefit, and shall be enforceable by each Indemnified Person as a third-party beneficiary.

(f)      The indemnification provided for in this Section 4.03 shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

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Section 4.04 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and, in the case of the Company, shall cause each of the Acquired Companies to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or non-actions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary Consents or waivers from third parties; provided, however, that none of the Buyer Parties or Acquired Companies shall make any payment to obtain any such consent, approval or waiver, or enter into any amendment or modification to any Contract in connection with obtaining such consent, approval or waiver without prior written consent of Parent, (iii) vigorously resist and contest any Legal Action, and seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Merger and the other Transactions contemplated hereby, including by vigorously pursuing all avenues of administrative and judicial appeal and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), (iii) and (iv) immediately above and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.

Section 4.05 Go-Shop/No Solicitation.

(a)      Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on July 9, 2014 and continuing until 5:00 p.m. (New York time) on August 9, 2014 (the “Go-Shop Period End Date”), the Acquired Companies and their respective Representatives shall have the right to (i) solicit, initiate or encourage any inquiry or the making of any proposal or offer that constitutes an Alternative Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Acquired Companies to any Person, if, and only if, prior to so furnishing such information, such third party has entered into an executed confidentiality agreement substantially similar to that attached as Exhibit D; provided, that the Company shall (1) in the event the Company receives an Alternative Proposal, promptly notify Parent (and in any event within forty-eight (48) hours) of the determination by the Board of Directors of the Company contemplated by Section 4.05(e)(i), and (2) promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Alternative Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Alternative Proposal. The Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing of the identity of each Person or group of Persons from whom the Company received a written Alternative Proposal after the execution of this Agreement and prior to the Go-Shop Period End Date and shall promptly provide Parent a copy of such written Alternative Proposal.

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(b)      Except as permitted by this Section 4.05, after the Go-Shop Period End Date, the Acquired Companies shall, and the Company shall cause its and its Subsidiaries’ Representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Alternative Proposal or a potential Alternative Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible Alternative Proposal and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Acquired Companies theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person.

(c)      Except as expressly permitted by this Section 4.05, from the Go-Shop Period End Date until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VI, the Company shall not, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information regarding the Company or its Subsidiaries to, any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, or (iii) engage in discussions regarding an Alternative Proposal with any Person that has made or, to the Company’s Knowledge, is considering making an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 4.05. In addition, except as expressly permitted under this Section 4.05, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Article VI, neither the Board of Directors of the Company nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Statutes, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow such Person to make an Alternative Proposal, (C) effect any Change of Recommendation, or (D) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other agreement relating to or providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 4.05(e)) (an “Alternative Acquisition Agreement”).

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(d)      After the Go Shop Period End Date, the Company shall promptly (and, in any event, within forty-eight (48) hours of the Company’s knowledge of any such event) notify Parent of the receipt of any Alternative Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, an Alternative Proposal, or any discussions or negotiations sought to be initiated or continued with the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of their Representatives concerning an Alternative Proposal, indicating, in each case, the identity of the Person or group making such Alternative Proposal, inquiry, offer, proposal or request for information and a copy of any Alternative Proposal made in writing and the material terms and conditions of an Acquisition Proposal not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and, in any event, within forty-eight (48) hours of the Company’s or its Representatives’ knowledge of any such event), of any material developments or modifications to the terms of any such Alternative Proposal, inquiry, proposal, offer or request (including copies of any written proposed agreements) and the status of any such discussions or negotiations. The Company hereby agrees that it shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 4.05(d) or complying with Section 4.05(e).

(e)      Notwithstanding anything in this Section 4.05 to the contrary, at any time following the Go Shop Period End Date and prior to the receipt of the Required Stockholder Vote:

(i)      if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not result from any material breach of the restrictions in Section 4.05(c) above) which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, (A) constitutes a Superior Proposal or (B) could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, such third party has entered into an executed confidentiality agreement substantially similar to that attached as Exhibit D and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal; provided, however, that the Company shall (1) immediately notify Parent (and in any event within forty-eight (48) hours) of the determination by the Board of Directors of the Company contemplated by this Section 4.05(e)(i), and (2) promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such third party that was not previously made available to Parent and (3) otherwise continue to comply with Section 4.05(d); and

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(ii)      if the Company receives an Alternative Proposal (provided that such Alternative Proposal does not arise from any material breach of the restrictions in Section 4.05(c)) that the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal constitutes a Superior Proposal (after considering the timing and financing of such Alternative Proposal and the identity of the Person making such Alternative Proposal, and taking into account any adjustment to the terms and conditions of the Merger proposed by Parent in response to such Alternative Proposal, as permitted below), then, the Company may terminate this Agreement in accordance with Section 6.01(f) if and only if (A) the Company shall have given written notice to Parent at least five (5) Business Days in advance to the effect that the Company has received such Superior Proposal (a “Superior Proposal Notice”), and the Board of Directors of the Company intends to terminate this Agreement pursuant to Section 6.01(f) unless Parent proposes any revisions to the terms and conditions of this Agreement that renders such Alternative Proposal no longer a Superior Proposal, specifying the identity of the Person or group making the Superior Proposal, and attaching a copy of all relevant transaction agreements and other material documents relating to such Superior Proposal, including any agreements committing to finance such Superior Proposal (or, where no such copy is available, a description of the material terms and conditions of such Superior Proposal), (B) during the five (5) Business Days following the delivery of such Superior Proposal Notice (the “Notice Period”), the Company Board shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (C) upon the expiration of the Notice Period, either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement, or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that the third party’s Alternative Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, that each time material modifications to the terms of an Alternative Proposal determined to be Superior Proposal are made (it being understood any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and the time period set forth in the preceding clause (B) shall be extended for three (3) Business Days.

(f)      Notwithstanding anything in this Section 4.05 to the contrary, at any time prior to the receipt of the Required Stockholder Vote, other than in connection with a Superior Proposal, if an Intervening Event shall have occurred, the Company Board may withdraw (or qualify or modify in a manner adverse to Parent) the Recommendation solely in respect of such Intervening Event, or publicly propose to do so, if (A) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (B) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and its outside legal counsel, that the failure of the Board of Directors of the Company to effect such Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law, (C) the Company shall have given written notice to Parent at least five (5) Business Days in advance of making any Change of Recommendation with respect to such Intervening Event to the effect that an Intervening Event has occurred, specifying the facts and circumstances of such Intervening Event in reasonable detail, and informing Parent that the Board of Directors of the Company intends to effect a Change of Recommendation with respect to such Intervening Event, (D) during such five (5) Business Day period, the Board of Directors of the Company shall and shall cause its Representatives to, negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of this Agreement and (E) upon the expiration of such five (5) Business Day period, the Board of Directors of the Company, after consultation with the Company’s financial advisors and outside legal counsel, shall have determined in good faith that, after taking into account proposed revisions (if any) by Parent to the terms and conditions of this Agreement, the failure to effect a Change of Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law; provided, that the Company shall deliver a new written notice to Parent in accordance with clause (B) above in connection with any material change to the facts and circumstances relating to such Intervening Event and comply again with the requirements of clauses (C) and (D) above.

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(g)      Nothing contained in this Agreement shall prohibit the Company or the Company Board from making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that in any event the Board of Directors of the Company shall not effect a Change of Recommendation except in accordance with Section 4.05(f). Any public disclosure by the Company or the Company Board or any committee thereof relating to any determination or other action by the Company Board or any committee thereof with respect to any Alternative Proposal shall be deemed to be a Change of Recommendation unless the Company Board expressly publicly reaffirms its Recommendation in such disclosure.

(h)      Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VI, the approval of the Company Board for purposes of causing any Takeover Statutes to be inapplicable to the Merger and other transactions contemplated by this Agreement shall not be amended and no Change of Recommendation or other action shall change such approval.

(i)      As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any Person (other than Parent and its Affiliates) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company which would result in any Person beneficially owning more than forty percent (40%) of the outstanding equity interests of the Company or any successor or parent company thereto, (ii) the acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of assets (including equity securities of any Subsidiary of the Company) representing more than forty percent (40%) of the assets, revenues or net income of the Company and its Subsidiaries, on a consolidated basis, (iii) any acquisition (including by tender or exchange offer) by any Person that if consummated would result in any Person beneficially owning more than forty percent (40%) of the voting power of the outstanding shares of Company Common Stock or (iv) any combination of the foregoing, in each case of subclause (i) through (iii) whether in a single transaction or a series of related transactions.

(j)      As used in this Agreement, “Change of Recommendation” shall mean any action or resolution by the Company Board to (i) approve, adopt, endorse or recommend any Alternative Proposal, or publicly propose to do so, (ii) withdraw (or qualify or modify in a manner adverse to Parent) the Recommendation, or in each case publicly propose to do so, or fail to make the Recommendation in the Consent Solicitation or (iii) fail to recommend against any Alternative Proposal within three (3) Business Days after the commencement of such Alternative Proposal.

(k)      As used in this Agreement, “Intervening Event” means any material fact, event, change, development or set of circumstances (other than any Alternative Proposal) with respect to the Company that was not known to the Company’s Board of Directors as of or prior to the date hereof.

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(l)      As used in this Agreement, “Superior Proposal” shall mean a bona fide written Alternative Proposal, substituting “eighty percent (80%)” for each reference to “forty percent (40%)” in the definition of Alternative Proposal, made by any Person (other than Parent and its Affiliates), which did not result from or arise in connection with any material breach of the restrictions in Section 4.05(c), that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate (after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Superior Proposal), (i) to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement; (ii) has merger consideration greater than the Merger Consideration, (iii) is not subject to any due diligence or financing contingency, (iv) is reasonably likely to be consummated within 60 days after execution of the Alternative Acquisition Agreement, taking into account all legal, regulatory, financial, financing, timing and other aspects of the proposal, including the identity of the Person making the proposal and (v) assumes that the change of control waivers will not be obtained and provides for refinancing of the First Lien Notes, Second Lien Notes and Second Lien PIK Notes at the closing of the Superior Proposal.

Section 4.06 Stockholder Consent. Subject to the other provisions of this Agreement, as promptly as practicable, but no earlier than two (2) Business Days, after the Go Shop Period End Date, if no Alternative Proposal that may be deemed to be a Superior Proposal is being considered by the Company Board, the Company shall take all action necessary in accordance with applicable Law (including the DGCL) and its Charter Documents to seek to obtain the Required Stockholder Vote by written consent of the requisite amount of stockholders of the Company (the “Consent Solicitation”), and subject to a Change of Recommendation in accordance with Section 4.05, use reasonable best efforts to solicit from its stockholders votes in favor of the approval of the adoption of this Agreement and the transactions contemplated hereby.

Section 4.07 Buyer Agreements. In connection with the consummation of the Transactions, Parent acknowledges and agrees to enter into the following agreements with the Company:

(a)      On the date hereof, the Buyer Parties shall enter into a note purchase agreement with the Company, whereby the Company agrees to issue and sell to the Buyer Parties, and the Buyer Parties agree to purchase from the Company, an aggregate principal amount of Second Lien PIK Notes issued under the Second Lien PIK Notes Indenture such that the aggregate principal amount of Second Lien PIK Notes purchased plus the accrued interest thereon from the most recent date to which interest has been paid on the then outstanding Second Lien PIK Notes to the closing date of the Merger shall equal $12,500,000 (“Note Purchase Agreement”); and

(b)      The Buyer Parties shall grant a permanent waiver of Company’s obligation pursuant to the Second Lien PIK Notes Indenture and the Exchange Agreement to make First Lien Note Repurchases (as defined in the Second Lien PIK Notes Indenture) in an amount at least equal to the Cash Interest Savings (as defined in the Second Lien PIK Notes Indenture) on September 1, 2014 and March 1, 2015.

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Section 4.08 Other Actions. During the Pre-Closing Period, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of any of the Transactions.

Section 4.09 Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release or announcement concerning any of the Transactions shall be issued by any party, and the Company shall not to issue any public release or announcement concerning any of the Transactions, without the prior written consent of the Company and Parent (for either party, which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.10 Takeover Statutes. (a) If any “fair price,” “moratorium,” “control share acquisition,” “interested person,” “interested stockholder,” “business combination” or other form of antitakeover statute or regulation or Law, including Section 203 of the DGCL (“Takeover Statutes”) shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, and (b) none of the Company, Parent or Merger Sub or the members of their respective boards of directors shall take any action to cause any Takeover Statutes to become applicable to this Agreement or the transactions contemplated hereby.

Section 4.11 Further Assurances. At and after the Closing, Parent shall cause the officers and directors of the Company to execute and deliver, in the name and on behalf of the Company, any assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Company as a result of, or in connection with, the Transactions.

Section 4.12 Tax Matters. During the Pre-Closing Period, the Company shall cause each of the Acquired Companies to: (i) prepare and file all Tax Returns (“Post-Signing Returns”) required to be filed by any of the Acquired Companies by the relevant due date (taking into account any valid extensions) in a manner consistent with past practice, except to the extent otherwise required by Applicable Law, (ii) timely pay all Taxes shown to be due and payable on such Post-Signing Returns, and (iii) promptly notify Merger Sub of any written notice of any action pending against or with respect to any of the Acquired Companies in respect of any material Tax matters (or any significant developments with respect to ongoing actions in respect of such material Tax matters).

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Section 4.13 Confidentiality. The Buyer Parties acknowledge that the information provided to them in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement between Chatham Asset Management, LLC and the Company, dated as of June 30, 2014 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate at the Effective Time.

Section 4.14 Financial Statements. Copies of the audited consolidated balance sheets of the Acquired Companies as of March 31, 2014 and the related audited consolidated statements of income, cash flows and changes in stockholders’ equity of the Acquired Companies for the year ended March 31, 2014 (collectively, the “Company Financial Statements”) shall be provided as promptly as practicable, but in any event prior to the Closing. The Company Financial Statements shall comply in all material respects with the rules and regulations of the SEC as of the date of the opinion prepared by the Acquired Companies’ independent auditors included therein, and shall have been prepared in accordance with GAAP on a consistent basis throughout the period involved, and will fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as of March 31, 2014 and for the year then ended.

Article V
Conditions

Section 5.01 Conditions to Obligations of the Buyer Parties to Effect the Transactions. The obligations of the Buyer Parties to effect the Transactions are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)      Representations and Warranties. Except as set forth in the following sentence, the representations and warranties of the Company (i) set forth in Section 2.02(a) and Section 2.03(a) shall be true and correct in all respects as of the date of this Agreement, and as of immediately prior to the Closing as though made on the Closing and (ii) set forth in this Agreement, other than those described in clause (i) above, shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder prior to the Closing.

(c)      No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Transactions.

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(d)      Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect that has occurred and is continuing.

(e)      Officers’ Certificate. Parent shall have received a certificate, signed by an authorized officer of the Company in his or her corporate capacity only, certifying as to the matters set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(d) and Section 5.01(i).

(f)      Drag-Along Obligations. The Approved Sale Notice (as defined in the Stockholders’ Agreement) shall have been delivered to all stockholders of the Company in accordance with the provisions of the Stockholders’ Agreement and ten (10) Business Days shall have elapsed since the delivery of such Approved Sale Notice.

(g)      Resignations of Directors. Each director of the Company (other than David Pecker) shall have resigned as a director of the Company pursuant to a letter of resignation signed thereby and delivered to Parent and the Company, effective immediately before the Closing.

(h)      Required Stockholder Vote. The Company shall have obtained the Required Stockholder Vote in the Consent Solicitation.

(i)      No Defaults. There shall be no existing defaults or event of defaults under any of the Debt Documents that are continuing on the Closing Date after giving effect to all Debt Waivers.

Section 5.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Buyer Parties set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Closing, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Merger Sub’s ability to consummate the Transactions.

(b)      Performance of Covenants. The Buyer Parties shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)      No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Transactions.

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(d)      Second Lien PIK Notes. The Buyer Parties shall have purchased Second Lien PIK Notes from the Company in accordance with the Note Purchase Agreement.

(e)      Releases. The Buyer Parties shall have executed a release substantially in the form of Exhibit E.

(f)      Officer’s Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 5.02(a), Section 5.02(b) and Section 5.02(c).

(g)      Required Stockholder Vote. The Company shall have obtained the Required Stockholder Vote in the Consent Solicitation.

(h)      No Defaults. There shall be no existing defaults or event of defaults under any of the Debt Documents that are continuing on the Closing Date after giving effect to all Debt Waivers.

(i)      Drag-Along Obligations. The Approved Sale Notice (as defined in the Stockholders’ Agreement) shall have been delivered to all stockholders of the Company in accordance with the provisions of the Stockholders’ Agreement and ten (10) Business Days shall have elapsed since the delivery of such Approved Sale Notice.

(j)      Change of Control Waivers. The Debt Waivers under the Debt Documents and the Exchange Agreement shall be in full force and effect.

Article VI
TERMINATION, AMENDMENT AND WAIVER

Section 6.01 Termination. This Agreement may not be terminated prior to the Closing, except as follows:

(a)      by mutual agreement of Parent and the Company;

(b)      at the election of Parent or the Company upon written notice to the other party, if any one or more of the conditions set forth in Article V (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled as of the close of business on August 29, 2014 (as may be extended, the “Outside Date”); provided, however, that the party whose conduct substantially results in the failure of such condition to be fulfilled may not be the terminating party; provided further, however, that notwithstanding the foregoing, either Parent or the Company may, upon written notice to the other party, elect to extend the Outside Date by a period of up to ten (10) days to cure any failure of a condition set forth in Article V to be fulfilled provided that such failure of a condition is capable of being cured within such ten (10) day period;

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(c)      by Parent upon written notice to the Company, so long as none of the Buyer Parties is then in breach of its representations, warranties or covenants under the Agreement, if at any time there is a Change in Recommendation;

(d)      by either the Company or Parent if the Consent Solicitation shall have concluded and the Required Stockholder Vote contemplated by this Agreement shall not have been obtained;

(e)      by Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions or otherwise altering the terms of any of the forgoing in any material respect and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

(f)      by the Company in accordance with Section 4.05(e)(ii), if, prior to the receipt of the Required Stockholder Vote, (i) the Board of Directors of the Company has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in clause (i); provided, that the Company shall have otherwise complied in all material respects with Section 4.05(e); or

(g)      by the Company, if (i) the Merger shall not have been consummated within two (2) Business Days of the Outside Date and (ii) at the time of such termination all conditions to Parent’s obligation to consummate the Closing (other than those conditions that are to be satisfied by action taken at the Closing) continue to be satisfied, and the Company stood ready, willing and able to consummate the Merger on such date and at the time of termination.

Section 6.02 Effect. Subject to Section 7.14, if this Agreement is terminated as permitted by Section 6.01, this Agreement shall forthwith become null and void and have no effect and such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided, that notwithstanding the foregoing: (i) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee and the reasonable out-of-pocket expenses of Parent pursuant to Section 6.03(b), if, as and when required pursuant to Section 6.03; (ii) subject to the limitations set forth in Section 6.03, no such termination shall relieve any Party for liability for such Party’s willful and intentional breach of this Agreement prior to its termination or for fraud; (iii) no such termination shall relieve the Buyer Parties for any liabilities or damages incurred or suffered by the Company, to the extent such liabilities or damages were the result of the breach by Buyer Parties of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (iii) (A) the obligations of any Person that is party to a confidentiality agreement with the Company (solely pursuant to the terms and conditions thereof), (B) subject to limitations set forth in Section 6.03 and (C) the provisions of Section 4.13, this Section 6.02, Section 6.03 and Article VII, will survive the termination of this Agreement.

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Section 6.03 Termination Fee.

(a)      Any provision in this Agreement to the contrary notwithstanding, if the Company shall have terminated this Agreement pursuant to Section 6.01(f); then, in any such event, the Company shall pay to Parent (or one of its designees) (x) a fee of Five Million Dollars ($5,000,000.00) in cash (such fee, the “Company Termination Fee”), plus (y) the amount of any expense reimbursement amount paid to Parent pursuant to Section 6.03(b), if any, by wire transfer of immediately available funds to an account designated by Parent, such payment to be made upon consummation of the Superior Proposal.

(b)      In the event that:

(i)      this Agreement is terminated by Parent pursuant to Section 6.01(c), or

(ii)      this Agreement is terminated by either the Company or Parent pursuant to Section 6.01(d) and an Alternative Proposal shall have been publicly announced following the date of this Agreement and such Alternative Proposal shall not have been unconditionally publicly withdrawn prior to the date the Consent Solicitation concludes, then the Company shall reimburse Parent for all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Parent or Merger Sub) incurred by Parent or Merger Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated hereby by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination. Except as set forth in Section 7.14, Parent’s right to receive the Company Termination Fee pursuant to Section 6.03(a), in circumstances in which the Company Termination Fee is payable, shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of the Company Related Parties for any loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company and its Subsidiaries and any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

(c) The Parties acknowledge that the agreements contained in this Section 6.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section 6.03, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 6.03, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 6.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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Article VII
Miscellaneous

Section 7.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquired Companies” has the meaning set forth in Section 2.01(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person; provided, however, that no portfolio company in which any of the equityholders of Parent has any debt or equity investment shall be considered an Affiliate of any of the Buyer Parties. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Aggregate Merger Consideration” has the meaning set forth in Section 1.04(a).

“Alternative Acquisition Agreement” has the meaning set forth in Section 4.05(c).

“Alternative Proposal” has the meaning set forth in Section 4.05(i).

“Book-Entry Shares” has the meaning set forth in Section 1.04(b).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Buyer Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Buyer Parties” means Parent and Merger Sub.

“Certificates” has the meaning set forth in Section 1.04(b).

“Certificate of Merger” has the meaning set forth in Section 1.02(b).

“Change of Recommendation” has the meaning set forth in Section 4.05(j).

“Charter Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

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“Closing” has the meaning set forth in Section 1.02(a).

“Closing Date” has the meaning set forth in Section 1.02(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.05.

“Company Board” means the Board of the Directors of the Company.

“Company Common Stock” has the meaning set forth in Section 2.03(a).

“Company Continuing Employees” has the meaning set forth in Section 4.02(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article II.

“Company Employee” has the meaning set forth in Section 2.14(a).

“Company Equity Award” means a Company Stock Option or a Company Stock Award or a phantom stock award, as the case may be.

“Company IP” has the meaning set forth in Section 2.09(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which any Acquired Company is a party or under which any Acquired Company is a licensor or licensee.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes to the extent arising out of, relating to or resulting from: (a) general economic, credit, capital, securities or financial markets or any social, regulatory or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (b) general conditions in the media, print or information industries, (c) any outbreak or any development, change, worsening or escalation of hostilities (whether or not armed), acts of war (whether or not declared), sabotage or terrorism, (d) any act of God, hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (e) any action taken or omitted to be taken by the Acquired Companies, the Sellers or the Company at Parent’s written request or otherwise required to be taken or omitted to be taken by this Agreement, (f) the announcement and pendency of this Agreement or the Transactions, (g) the conditions set forth on Section 7.01(a) of the Company Disclosure Letter and (h) the identity of, or any facts or circumstances relating to, Parent or its Affiliates, except, in the case of (a)-(d), for those events, occurrences, facts, conditions or changes that affect the Acquired Companies, taken as a whole, in a disproportionate manner relative to other for-profit participants in the industries in which the Acquired Companies conduct their business.

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“Company Material Contract” has the meaning set forth in Section 2.19(a).

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by any Acquired Company.

“Company Preferred Stock” has the meaning set forth in Section 2.03(a).

“Company Related Party” means the Company, its Subsidiaries and any of their respective former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns.

“Company SEC Documents” has the meaning set forth in Section 2.04.

“Company Securities” has the meaning set forth in Section 2.03(c).

“Company Stock Award” means each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company Stock Plan, other than Company Stock Options.

“Company Stock Option” means each option to acquire shares of Company Common Stock.

“Company Stock Plans” has the meaning set forth in Section 2.03(b).

“Company Termination Fee” has the meaning set forth in Section 6.03(a).

“Confidentiality Agreement” has the meaning set forth in Section 4.13.

“Consent” has the meaning set forth in Section 2.02(c).

“Consent Solicitation” has the meaning set forth in Section 4.06.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Debt Documents” means, collectively, the First Lien Notes Indenture, the Second Lien Notes Indenture, the Second Lien PIK Notes Indenture and the Revolving Credit Agreement.

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“Debt Waivers” means the waivers, amendments and supplemental indentures under the Debt Documents set forth on Section 7.01(b) of the Company Disclosure Letter.

“DGCL” has the meaning set forth in Section 1.01.

“DOL” has the meaning set forth in Section 2.15(c).

“Effective Time” has the meaning set forth in Section 1.02(b).

“Employee Benefit Plans” has the meaning set forth in Section 2.14(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, indoor air, land, soil, sediment, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; and all similar Laws in effect as of the Closing Date, and in each case as amended and interpreted as of the Closing Date.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Lien Notes” means the 11.5% First Lien Senior Secured Notes due 2017 issued by the Company (as successor by merger to AMO Escrow Corporation).

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“First Lien Notes Indenture” means that certain Indenture, dated as of December 1, 2010, between the Company (as successor by merger to AMO Escrow Corporation), the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent, as supplemented from time to time.

“GAAP” means “generally accepted accounting principles” for financial reporting in the United States.

“Go-Shop Period End Date” has the meaning set forth in Section 4.05(a).

“Governmental Entity” has the meaning set forth in Section 2.02(c).

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, (c) asbestos-containing materials, urea formaldehyde insulation, polychlorinated biphenyls, petroleum, petrochemical or petroleum products or petroleum-derived substances or wastes, hydrocarbons, radon gas, radioactive materials, mold, microbial or microbiological contamination or related materials, and (d) chemicals, products, materials, substances or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant” under any environmental Law.

“Indemnified Person” has the meaning set forth in Section 4.03(a).

“Indemnifying Parties” has the meaning set forth in Section 4.03(b).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information which attain commercial value through not being generally known, and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations and social media accounts and registrations.

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“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the following individuals (after reasonable due inquiry of each of their direct reports): David Pecker and Chris Polimeni and (b) when used with respect to any Buyer Party, the actual knowledge of the officers of such party, after reasonable inquiry concerning the applicable matter.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which any Acquired Company leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that any Acquired Company leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 2.11.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 1.03(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Note Purchase Agreement” has the meaning set forth in Section 4.07(a).

“Notice Period” has the meaning set forth in Section 4.05(e)(ii).

“Order” has the meaning set forth in Section 2.11.

“Owned Real Estate” shall mean any real estate owned in fee by any of the Acquired Companies, together with all buildings, structures, fixtures and improvements thereon and all of the rights of any of the Acquired Companies thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

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“Paying Agent” has the meaning set forth in Section 1.04(a).

“Payment Fund” has the meaning set forth in Section 1.04(a).

“Permits” has the meaning set forth in Section 2.10(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not, individually or in the aggregate, materially impair the continued ownership, occupancy or use of such real property to which they relate to such Person’s businesses as currently conducted and proposed to be conducted (f) Liens under the Debt Documents and (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” has the meaning set forth in Section 2.09(g).

“Post-Signing Returns” has the meaning set forth in Section 4.12.

“Pre-Closing Period” has the meaning set forth in Section 4.01(a).

“Privacy Policy” has the meaning set forth in Section 2.09(g).

“Recommendation” has the meaning set forth in Section 2.02(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors and investment bankers.

“Required Stockholder Vote” has the meaning set forth in Section 2.02(a).

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“Restriction”, with respect to any Equity Interest, means any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which: (i) conditionally or unconditionally grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) conditionally or unconditionally restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) conditionally or unconditionally creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 22, 2010, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means the 13.5% Second Lien Senior Secured Notes due 2018 issued by the Company.

“Second Lien Notes Indenture” means that certain Indenture, dated as of December 1, 2010, between the Company, the guarantors party thereto and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent, as supplemented from time to time.

“Second Lien PIK Notes” means the 10% Second Lien Senior Secured PIK Notes due 2018 issued by the Company.

“Second Lien PIK Notes Indenture” means that certain Indenture, dated as of October 2, 2013, by and among the Company, the guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as trustee and collateral agent, as supplemented from time to time.

“Securities Act” has the meaning set forth in Section 2.04.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement among the Company and its stockholders dated as of December 22, 2010, as amended.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which an aggregate of more than fifty percent (50%) of the equity interests are, at the time, directly or indirectly owned by such party and/or one or more subsidiaries of such party.

“Superior Proposal” has the meaning set forth in Section 4.05(k).

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“Superior Proposal Notice” has the meaning set forth in Section 4.05(e)(ii).

“Surviving Entity” has the meaning set forth in Section 1.01.

“Takeover Statutes” has the meaning set forth in Section 4.10.

“Taxes” means (whether or not disputed) (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) any liability for or in respect of any amounts described in clause (i) under a Tax sharing, indemnity or similar agreement, as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis or as a transferee or a successor by operation of law.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, Release, Note Purchase Agreement, the certificate of incorporation of the Surviving Entity, the bylaws of the Surviving Entity, the Confidentiality Agreement and the Certificate of Merger.

“Transaction Expenses” means (i) the aggregate fees, costs, and expenses incurred by the Company in connection with the Transactions or otherwise to (a) J.P. Morgan Securities LLC and Moelis & Company LLC, for financial advisory services, (b) Akin Gump Strauss Hauer & Feld LLP, for legal services and (c) Deloitte & Touche LLP, for accounting services, in each case, to the extent unpaid as of Closing and (ii) any other fees, costs, and expenses in connection with the Transactions or otherwise, to the extent unpaid as of Closing (which shall include the fees, costs, and expenses incurred by Paul, Weiss, Rifkind, Wharton & Garrison LLP as counsel for the Buyer Parties).

“Transactions” means each of the transactions contemplated under the terms of this Agreement or any other Transaction Document.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 2.15(d).

Section 7.02 Interpretation; Construction.

(a)      The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.”

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(b)      The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Closing. This Section 7.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Closing.

Section 7.04 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; whether or not the Merger is consummated. Notwithstanding the foregoing, the Company shall pay all outstanding Transaction Expenses at the Closing.

Section 7.05 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 7.06 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.08 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.06, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 7.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 7.07.

Section 7.08 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) one Business Day after the date sent by a reliable overnight courier service (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.08):

If to any of the Buyer	AMI Parent Holdings LLC
Parties, to:	26 Main Street, Suite 204
Chatham, NJ 07928
Facsimile: (973) 701-2425
Attention: James Ruggerio, Jr.

with a copy (which will	Paul, Weiss, Rifkind, Wharton & Garrison LLP
not constitute notice to	1285 Avenue of the Americas
any Buyer Party) to:	New York, New York 10019-6064
Facsimile: (212) 757-3990
Attn: Tracey A. Zaccone, Esq., Andrew N. Rosenberg, Esq. and Brian Hermann, Esq.

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If to the Company, to:	American Media, Inc.
4 New York Plaza
New York, New York 10004
Facsimile: (212) 743-6590
Attn: David Pecker and Eric Klee

with a copy (which will	Akin Gump Strauss Hauer & Feld LLP
not constitute notice to	One Bryant Park
the Company) to:	New York, NY 10036
Facsimile: 212.872.1002
Attention: Russell W. Parks, Jr. and Erica D. McGrady

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 7.09 Entire Agreement. This Agreement (including the Exhibits to this Agreement) and the Company Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 7.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Indemnified Persons and Stockholder Indemnitors shall be third party beneficiaries of, and entitled to enforce, Section 4.03.

Section 7.11 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 7.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 7.13 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 7.14 Specific Performance.

(a)      The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, subject to Section 7.14(b), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

(b)      Notwithstanding Section 7.14(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of the Buyer Parties obligations to effect the Closing in accordance with Article I, if and only if (A) all conditions to the Buyer Parties’ obligations in Article V have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)) at the time when the Closing would have occurred but for the failure to pay the Aggregate Merger Consideration and (B) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Aggregate Merger Consideration is paid, then the Closing pursuant to Article I will occur. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 7.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of the Company or any of its Affiliates or Parent or any of its Affiliates shall have any liability for any obligations or liabilities of the Company or Parent, as applicable, under this Agreement or for any claim (whether in contract or tort, at law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, relating to, based on, in respect of, in connection with or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

Section 7.16 Counterparts. This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission or via email with scan attachment, and any such counterpart executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMI PARENT HOLDINGS LLC

By	/s/ James Ruggerio, Jr.
Name: James Ruggerio, Jr.
Title: President

AMI MERGER CORPORATION

By	/s/ James Ruggerio, Jr.
Name: James Ruggerio, Jr.
Title: President

AMERICAN MEDIA, INC.

By	/s/ Christopher V. Polimeni
Name: Christopher V. Polimeni
Title: Executive Vice President, Chief
Financial Officer and Treasurer

Signature Page to Agreement and Plan of Merger